Exhibit 10.2

SHARE APPRECIATION RIGHT AGREEMENT

This Share Appreciation Right Agreement (“Agreement”) is made as of <<DATE>> between ARGO GROUP INTERNATIONAL HOLDINGS, LTD. (the “Company”), and <<NAME>> (the “SAR Holder” or “Participant”).

R E C I T A L S

A. The Company’s [2007 // 2014] Long-Term Incentive Plan (the “Plan”) provides for the granting of cash awards denominated in share appreciation rights (“SARs”).

B. Pursuant to the Plan, the administration of the Plan has been delegated to the Compensation Committee of the Board of Directors of the Company (the “Committee”).

C. Pursuant to the Plan, the Committee has determined that it is in the best interests of the Company and its stockholders to grant a SAR to the SAR Holder covering <<# GRANTED>>Shares as defined herein, contingent upon satisfaction of performance criteria, if any, set forth in Exhibit A hereto, as an inducement to remain in the employ of the Company and as an incentive for increased effort during such service, and has approved the execution of this Agreement between the Company and the SAR Holder.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

1. (a) The Company grants to the SAR Holder an SAR denominated solely for purposes of calculation in Common Shares of the Company’s stock (referenced as “Shares”) as follows: <<# GRANTED>>Shares (the “target grant” or “grant at target”) on the terms and conditions hereinafter set forth at a Grant Price of <<$PRICE>>per Share exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on the seventh anniversary of the date of this Agreement (the “Expiration Date”)contingent upon achievement of performance goals and thresholds (the “Performance Matrix”), if any, set forth in Exhibit A hereto. The amount of the target grant may be adjusted upwards or downwards based on the criteria set forth in Exhibit A to determine the final amount of the award prior to issuance (the “adjusted grant”).

(b) Upon exercise of the SAR, the SAR Holder will be entitled to an amount of cash equal to the product of (x) and (y) where (x) equals the excess of the fair market value of a Share on the date of exercise over the Grant Price and (y) equals the number of Shares specified in the notice of exercise.

2. (a) Subject the criteria, if any, set forth in Exhibit A hereto, this SAR shall become vested and exercisable by the SAR Holder pursuant to the schedule set forth in subparagraph (b) below. In the event that the Performance Matrix criteria require adjustment of the target amount to zero, then this SAR shall be null and void as of such date and shall be of no further force and effect.

(b) The SAR Holder may not exercise this SAR prior to the first anniversary of the date of the Agreement. Thereafter, this SAR may be exercised with respect to the indicated percentage of Shares covered by the SAR on and after the respective anniversary dates (each, an “Anniversary Date”) of this Agreement as follows:

		Cumulative
Anniversary	Percentage	Percentage
Date	Exercisable	Exercisable
First	25%	25%
Second	25%	50%
Third	25%	75%
Fourth	25%	100%

At any time after the fourth anniversary date of this Agreement but no later than the Expiration Date, the SAR Holder may exercise all or any part (subject to the provisions of the following sentence) of this SAR which the SAR Holder theretofore failed to exercise. The foregoing limitations shall similarly apply to the transferees of the SAR Holder by will or by the laws of descent or distribution, so that said transferees shall be entitled (provided they act within twelve (12) months after the death of the SAR Holder but in no event later than the Expiration Date) to exercise all or any portion of this SAR, but with respect to which this SAR was not previously exercised. This SAR may be exercised during the lifetime of the SAR Holder only by the SAR Holder, or within twelve (12) months after his death by his transferees by will or the laws of descent or distribution, and not otherwise, regardless of any community property interest therein of the spouse of the SAR Holder, or such spouse’s successors in interest. If the spouse of the SAR Holder shall have acquired a community property interest in this SAR, the SAR Holder, or the SAR Holder’s permitted successors in interest, may exercise the SAR on behalf of the spouse of the SAR Holder or such spouse’s successors in interest, subject to the restrictions stated above.

(c) Notwithstanding the vesting schedule set forth in Section 2(b), all [rights // shares] subject to this SAR shall become immediately vested and exercisable [simultaneous with and contingent upon the occurrence of a Change in Control // if within twelve (12) months after the occurrence of a Change in Control, Participant’s employment is involuntarily terminated by the Company or any of its Subsidiaries for any reason other than Cause (as hereinafter defined) or Participant’s death or disability, or Participant’s voluntarily termination of his or her employment with the Company and all Subsidiaries for Good Reason within sixty (60) days after the occurrence of the event giving rise to such Good Reason]. For purposes of this Agreement, “Change in Control” shall have the meaning given to that term from time to time in the Plan.

3. Each exercise of this SAR shall be by means of a written notice of exercise delivered to the Company, specifying the number of Shares to which the exercise relates. The SAR Holder agrees to pay to the Company the minimum statutory withholding requirement arising in connection with the exercise of the SAR; and the Company shall have the right, without the SAR Holder’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the cash that would otherwise be transferred and delivered to the SAR Holder. The Participant, with the consent of the Company, may satisfy such withholding tax in cash or certified or cashier’s check payable to the order of the Company.

4. The fair market value of a Common Share of the Company’s stock shall be determined for purposes of this Agreement by reference to the closing price of such share on the principal stock exchange on which the Common Shares are then listed or, if such shares are not then listed on an exchange, by reference to the closing price (if a National Market Issue) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal, for the date on which the stock appreciation right is granted or exercised or if such day is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).

5. (a) If the SAR Holder ceases for any reason whatsoever to be an employee of the Company or a subsidiary corporation (as defined in Section 424(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), for reasons other than a termination by the Company for Cause (defined below) or termination due to death or permanent disability (as defined in Section 22(e)(3) of the Code),this SAR shall become void and of no further force or effect as of the 30-day anniversary of the cessation of such employment; provided, however, that if such cessation of employment shall be due to the SAR Holder’s voluntary resignation with the consent of the Committee of the Board of Directors of the Company or such subsidiary corporation, expressed in the form of a written resolution, then, the SAR Holder may at any time within a period of three (3) months after the date he so ceases to be an employee of the Company or any such subsidiary corporation, and not thereafter, exercise the SAR granted hereby to the extent such SAR was exercisable by him on the date of such cessation of such employment. The employment of the SAR Holder shall be deemed to continue during any leave of absence which has been authorized by the Company, provided that no exercise of this SAR may take place during any such authorized leave of absence excepting only during the first three (3) months thereof. Notwithstanding the foregoing provisions of this Section 5(a), if the SAR Holder’s employment with the Company is terminated by the Company for Cause, this SAR shall become void and of no further force or effect as of the date of such termination of employment.

(b) Notwithstanding the vesting schedule set forth in Section 2(b), if the SAR Holder’s employment with the Company or a subsidiary corporation (as defined in Section 424(f) of the Code) is terminated as a result of the death or permanent disability (as defined in Section 22(e)(3) of the Code) of the SAR Holder, all rights subject to this SAR shall become immediately vested and exercisable and may be exercised within twelve (12) months after the date of such death or permanent disability. During the period after death, the SAR may, to the extent that it remained unexercised, be exercised by the person or persons to whom the SAR Holder’s rights under the SAR granted hereby shall pass by any reason of the death of the SAR Holder, whether by will or by the applicable laws of descent and distribution; provided, however, that in no event may the SAR granted hereby be exercised to any extent by anyone after the Expiration Date specified in Section 1 above.

(c) For purposes of this SAR, the term “Cause” shall be as defined in any existing employment, consulting or any other agreement between the SAR Holder and the Company or a subsidiary or an affiliate provided the SAR Holder is in fact terminated for cause pursuant to such agreement, or, in the absence of such an employment, consulting or other agreement, shall be defined as (i) the determination by the Company, that the SAR Holder has ceased to perform his duties to the Company, or a subsidiary or an affiliate (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (ii) the determination by the Company, that the SAR Holder has engaged or is about to engage in conduct materially injurious to the Company or a subsidiary or an affiliate, monetarily or otherwise, (iii) the SAR Holder having been convicted of, or pleaded guilty or no contest to, a felony, (iv) conduct by SAR Holder that involves theft, fraud or dishonesty, (v) repeated instances of drug or alcohol abuse or unauthorized absences during scheduled work hours, or (vi) the failure of the SAR Holder to follow the lawful instructions of the Board or his direct superiors.

6. This SAR and the rights and privileges granted hereby shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Upon any attempt so to transfer, assign, pledge, hypothecate or otherwise dispose of this SAR or any right or privileges granted hereby contrary to the provisions hereof, this SAR and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

7. If the outstanding common shares of the Company are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or other similar transaction, an appropriate and proportionate adjustment (to be conclusively determined by the Board of Directors of the Company) shall be made in the number and kind of securities associated with this SAR, without change in the total price applicable to the unexercised portion of this SAR but with a corresponding adjustment in the price for each share or other unit of any security covered by this SAR.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all the assets or more than 80% of the then outstanding stock of the Company to another corporation, this SAR shall terminate (except to the extent previously exercised, including, without limitation, giving effect to the acceleration provisions of Section 2 (c) hereof) unless express written provision be made in connection with such transaction for (i) the assumption of this SAR or the substitution therefore of a new SAR covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of rights and prices, such adjustments to be conclusively determined by the Board of Directors of the Company; (ii) the continuance of the Plan by such successor corporation in which event this SAR shall remain in full effect under the terms so provided; or (iii) the payment in cash or stock in lieu of and in complete satisfaction of this SAR.

Adjustments under this Section 7 shall be made by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof shall be final, binding and conclusive. No fractional shares of stock shall be used in calculating the Shares for purposes of this SAR under the Plan on any such adjustment.

8. Confidential Information.

(a) The Company shall disclose to the Participant, or place the Participant in a position to have access to or develop, trade secrets or confidential information of the Company or its Affiliates (as defined below); and/or shall entrust the Participant with business opportunities of the Company or its Affiliates; and/or shall place the Participant in a position to develop business good will on behalf of the Company or its Affiliates.

(b) The Participant acknowledges that during his employment with the Company he occupies a position of trust and confidence and agrees that he shall treat as confidential and shall not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to the Participant or in any acquired by him during his employment with the Company, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Participant hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public (collectively, “Confidential Information”).

(c) The confidentiality obligations set forth in (a) and (b) of this Section 8 shall apply during the Participant’s employment by the Company and indefinitely thereafter.

(d) All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Participant, individually or in conjunction with others, during the Participant’s employment with the Company (whether during business hours or otherwise and whether on the premises of the Company or an Affiliate or otherwise) that relate to the business, products or services of the Company or any Affiliate shall be disclosed to the Board and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of the Participant’s employment for any reason, the Participant promptly shall deliver the same, and all copies thereof, to the Company.

(e) If, during the Participant’s employment by the Company, the Participant creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Participant or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by the Participant in the scope of the Participant’s employment.

9. Non-Solicitation

(a) For the purposes of this Section, the following words have the following meanings:

i. “Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition,

“control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

ii. “Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business.

iii. “Confidential Information” has the meaning ascribed thereto in Section 8.

iv. “Customer” means any person or firm or company or other organization whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period: (x) the Participant had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Participant had material personal dealings pursuant to his or her employment.

v. “Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period: (x) the Participant shall have had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Participant shall have had material personal dealings pursuant to his or her employment, or (z) the Participant was directly responsible in a client management capacity on behalf of the Company.

vi. “Restricted Employee” means any person who on the date of the Participant’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Participant had material contact or dealings in the course of his employment during the Restricted Period;

vii. “Restricted Period” means the period of twelve months ending on the last day of the Participant’s employment with the Company or, in the event that no duties were assigned to the Participant, the twelve months immediately preceding the last day on which the Participant carried out any duties for the Company.

(b) The Participant recognizes that, while performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. The Participant therefore agrees that the restrictions set out in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of his employment.

(c) The Participant hereby undertakes with the Company that he shall not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company for any reason, whether the termination is by the Company, by the

Participant, due to Disability, without the prior written consent of the Company, whether by himself, through his employers or employees or agents or otherwise, howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

i.	solicit business from or endeavor to entice away or canvass any Customer or Prospective Customer;

ii.	solicit or induce or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire any Restricted Employee.

(d) This Section 9 shall be for the benefit of the Company and each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Participant has in the course of his duties for the Company or by reason of rendering services to or holding office in such Affiliate: (x) acquired knowledge of its trade secrets or Confidential Information; or (y) had material personal dealings with its Customers or Prospective Customers; or (z) supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in this Section 9 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by the Participant pursuant to this Section 9 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favor of any other Affiliate or the Company.

(e) While the covenants in this Section 9 (on which the Participant has had the opportunity to take independent advice, as the Participant hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such covenants, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant covenants or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

10. The SAR award granted hereby is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Company’s [2007 // 2014] Long-Term Incentive Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect the Participant’s rights under this grant without the prior written consent of Participant. The terms of the Plan are incorporated into and form part of this Agreement.

11. Miscellaneous.

(a) No Representations or Warranties. Neither the Company nor the Committee or any of their representatives or agents has made any representations or warranties to the Participant with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.

(b) No Employment Guarantee. Nothing in this Agreement nor in the Plan nor in the making of the Award shall confer on the Participant any right to or guarantee of continued employment with the Company or any of its subsidiaries or in any way limit the right of the Company or any of its subsidiaries to terminate the employment of the Participant at any time.

(c) Necessary Acts. The Participant and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(d) Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Participant and any heir, legatee, or legal representative of the Participant. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of Texas.

(e) Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By

Its

SAR HOLDER

By

Print Name